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                                                                    EXHIBIT 23.1


                       INDEPENDENT AUDITORS' CONSENT


The Boards of Directors and Stockholders of
Gartner Group, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Gartner Group, Inc. of our report dated October 31, 1996, relating to the consolidated balance sheet of Gartner Group, Inc. and subsidiaries as of September 30, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended, and the related schedule, which report appears in the September 30, 1996 annual report on Form 10-K of Gartner Group, Inc.




                                                        KPMG Peat Marwick LLP


Stamford, Connecticut
September 3, 1997